Exhibit 3.5

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “BRIDGECOM INTERNATIONAL, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE TWENTY-SIXTH DAY OF JUNE, A.D. 2000, AT 9 O’CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE SEVENTEENTH DAY OF AUGUST, A.D. 2000, AT 9 O’CLOCK A.M.

CERTIFICATE OF MERGER, FILED THE EIGHTEENTH DAY OF AUGUST, A.D. 2000, AT 9 O’CLOCK A.M.

CERTIFICATE OF MERGER, FILED THE TWENTY-NINTH DAY OF MARCH, A.D. 2001, AT 3 O’CLOCK P.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 4:50 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “BRIDGECOM INTERNATIONAL, INC.”.

Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 9786994
3251126 8100H	DATE: 08-17-12
120945606
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/26/2000 001326048 – 3251126

CERTIFICATE OF INCORPORATION

OF

BRIDGECOM INTERNATIONAL, INC.

Pursuant to Section 102 of the

General Corporation Law

of the State of Delaware

FIRST: The name of the corporation is BridgeCom International, Inc. (the “Company”).

SECOND: The address of the registered office of the Company in Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle, and the name of the registered agent of the Company at such address is Corporation Service Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “Delaware General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is four million (4,000,000) of which one million (1,000,000) shall be designated Preferred Stock, par value $.01 per share (hereinafter the “Preferred Stock”), and three million (3,000,000) shall be designated Common Stock, par value $.01 per share (hereinafter the “Common Stock”).

A.	AUTHORITY OF BOARD OF DIRECTORS TO FIX DESIGNATIONS, POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SHARES OF PREFERRED STOCK NOT FIXED HEREBY.

Shares of Preferred Stock may be issued from time to time, in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers, designations and preferences and the relative, participating, optional or other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article FOURTH, the Board of Directors hereby is expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers, designations and preferences, the relative, participating, optional or other special rights and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) the distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or any other class or classes of stock of the Company and whether such dividends shall be cumulative or non-cumulative;

(c) the right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Company and the terms and conditions of such conversion or exchange;

(d) whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e) the terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series;

(f) the restrictions, if any, on the issuance of shares of the same or any other class or classes or of any series of the same or any other class or classes of stock of the Company;

(g) the rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Company; and

(h) the voting powers, if any, of the holders of such series of Preferred Stock which, without limiting the generality of the foregoing, may be equal to, more than or less than one vote per share and may include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, or, together with any other class or classes or series of any other class or classes of stock of the Company, to elect one or more directors of the Company if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B.	STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF COMMON STOCK.

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Company shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; provided, however, that the declaration and payment of cash dividends on the Common Stock shall be subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor.

2. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Common Stock, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), shall be entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

3. Except as may otherwise be required by law, or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to the provisions of Paragraph A of this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C.	OTHER PROVISIONS.

1. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as may be fixed from time to time by the Board of Directors in such resolution or resolutions as may be adopted pursuant to authority granted in Paragraph A of this Article FOURTH and the consent, by class or series vote or otherwise, of the holders of any of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

2. Subject to the provisions of this Paragraph C and to the provisions of any resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph A of this Article FOURTH, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

3. Shares of Common Stock may be issued from time to time as the Board of Directors shall determine, for such consideration and upon such terms as the Board of Directors may determine.

4. The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote thereon.

FIFTH: The name of the incorporator is Michael B. Solovay and his mailing address is c/o Solovay Edlin & Eiseman, P.C., 845 Third Avenue, 8th Floor, New York, New York 10022.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal Bylaws subject to the power of the stockholders to alter or repeal the Bylaws made or altered by the Board of Directors.

SEVENTH: The Company shall, to the fullest extent permitted by the provisions of § 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each person who is or was an officer or director of the Company and may indemnify any and all other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to acting in such person’s official capacity and as to acting in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person. No repeal or modification of this Article SEVENTH shall adversely affect any right or protection afforded to an officer of director prior to such repeal or modification.

EIGHTH: A director of the Company shall not be personally liable to the Company or the stockholders for monetary damages for breach of fiduciary duty as a director of the Company, except (i) for any breach of the duty of loyalty of such director to the Company or such stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware

General Corporation Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article EIGHTH shall adversely affect any right of or protection afforded to a Director prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 26th day of June, 2000.

Michael B. Solovay,
Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/17/2000 0001417036 – 3251126

CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK

OF

BRIDGECOM INTERNATIONAL, INC.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

I, the undersigned, being the President of BridgeCom International, Inc. (“Corporation”), hereby certify in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware that the Board of Directors of the Corporation duly adopted the following resolution on August 15, 2000:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, this Board of Directors hereby creates, from the 1,000,000 shares of preferred stock, par value $0,01 per share (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock having the following terms and designations:

Section 1. Designation and Amount. The shares of such series having a par value of $0,01 per share shall be designated as ‘‘Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 350,000. The relative rights, preferences and limitations of the Series A Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

Section 2. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive dividends in any fixed amount; provided, however, that in the event that the Corporation shall at any time declare and pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock), it shall, at the same time, declare and pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder as if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

Section 3. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Series A Preferred Stock and the Common Stock of the Corporation shall vote as one class, with the holder of each share of Series A Preferred Stock entitled to one vote per share of Series A Preferred Stock.

Section 4. Reacquired and Unissued Shares. Any shares of the Series A Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All redeemed, purchased or otherwise acquired shares, upon their cancellation, shall become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon the liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received a liquidation preference of $10.00 per share (the “Liquidation Amount”), plus an amount equal to unpaid dividends thereon, if any, to the date of such payment or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation* dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. For purposes of this Certificate, each of (1) the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, (2) the consolidation or merger of the Corporation with or into any other corporation, in which the stockholders of the Corporation immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation or (3) the sale of securities pursuant to a registration statement filed by the Corporation under the Securities Act of 1933, as amended, in connection with the initial firm commitment underwritten offering of its securities to the general public, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

(b) In the event of a liquidation, dissolution or winding up of the Corporation within the meaning of subsection (a) above, then in connection with each such event the Corporation shall send to the holders of the Series A Preferred Stock at least twenty days’ prior written notice of the date when such event shall take place.

(c) For purposes of this Certificate the term “junior stock” shall mean the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(d) Upon any liquidation, dissolution or winding up of the Corporation, and after full payment as provided in Section 5(a) above, the holder of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the corporation.

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Section 6. Reservation of Cash. Prior to the consummation of any liquidation, dissolution or winding up as described in Section 5(a) hereof, each corporation, including this Corporation, which may be required to deliver any cash to the holders of shares of the Series A Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series A Preferred Stock, the obligation to deliver to such holder such cash which, in accordance with the provisions of Section 5, such holder may be entitled and each such corporation shall have furnished to each such transfer agent or person acting in a similar capacity, including the Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

Section 7. Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of a majority of the Series A Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series A Preferred Stock.

Section 8. Notices of Corporate Action. In the event of:

(a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any capital reorganization, reclassification or recapitalization of the Corporation, any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all of the assets of the Corporation to any other person; or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series A Preferred Stock and to the holders of record of the outstanding shares of the Series A Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or, (ii) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Series A Preferred Stock shall be entitled to exchange their shares of Series A Preferred Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up, if any. The failure to give any notice required by this Section 8, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf, as of this 16th day of August, 2000.

BRIDGECOM INTERNATIONAL, INC.

By:
Michael Weprin, President

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STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/18/2000 001421877 – 3251126

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION AND

FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is BridgeCom International, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is BridgeCom International, LLC, a New York limited liability company.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company in accordance with Section 264(c) of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is BridgeCom International, Inc.

FOURTH: The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

FIFTH: The Agreement and Plan of Merger is on file at 116 Radio Circle, Suite 300, Mt. Kisco, New York 10549, an office of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or partner of any constituent limited liability company.

SEVENTH: The merger is to become effective upon the filing of this Certificate of Merger.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 15th day of August, 2000.

By:
Authorized Officer

Name:	Michael Weprin

Title:	President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 03/29/2001 010155567 – 3251126

CERTIFICATE OF MERGER

Merging

BRIDGECOM ACQUISITION, INC.,

a Delaware corporation,

Into

BRIDGECOM INTERNATIONAL, INC.,

a Delaware corporation

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation submits the following Certificate of Merger for the purpose of effecting a merger under the DGCL.

1. The name and state of incorporation of each of the constituent corporations are as follows:

Name of Corporation	State of Incorporation

BridgeCom Acquisition, Inc.	Delaware

BridgeCom International, Inc.	Delaware

2. An agreement and plan of merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

3. The name of the surviving corporation is BridgeCom International, Inc.

4. The Certificate of Incorporation of the surviving corporation shall be amended so that Article Fourth thereof shall read in its entirety as follows:

“ARTICLE FOURTH: The total number of shares of all classes of stock which the Company shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.”

5. The executed Merger Agreement is on file at the principal place of business of the surviving corporation, located at 116 Radio Circle, Suite 300, Mount Kisco, New York 10549.

6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

305452-1

IN WITNESS WHEREOF, the parties hereto executed this certificate as of the 29th day of March, 2001.

BRIDGECOM INTERNATIONAL, INC.

Michael Weprin, President

BRIDGECOM ACQUISITION, INC.

Michael Weprin, President

305452-1

State of Delaware Secretary of State Division of Corporations Delivered 05:14 PM 08/31/2007 FILED 04:50 PM 08/31/2007 SRV 070979036 – 3251126 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of BridgeCom International, Inc., a Delaware Corporation, on this 30 day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	/s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person

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